Exhibit 10.1

December 1, 2006

VIA FACSIMILE AND EXPRESS COURIER

Mr. Philip Blake

President

Bayer Inc.

77 Belfield Road

Toronto, ON M9W 1G6

CANADA

RE:	Termination of Distribution Agreement

Dear Mr. Blake:

Reference is made to the Distribution Agreement between Bayer Inc. (“Bayer”) and Auxilium Pharmaceuticals, Inc. (“Auxilium”), entered into on December 29, 2003 (the “Agreement”). This letter agreement sets forth the terms and conditions upon which Bayer and Auxilium have mutually agreed to terminate the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms and conditions of the mutual termination are as follows:

1. Effective upon the close of business on December 4, 2006 (the “Termination Date”), the Agreement is terminated and Bayer shall cease all distribution activities related to the Product.

2. On or before December 22, 2006, at Bayer’s expense, Bayer shall return to Auxilium or destroy all Confidential Information in its possession or control, and deliver to Auxilium or destroy all Promotional Materials related to the Product in its possession related to the Product.

3. Except as to such rights, claims or obligations as may be created by this letter agreement, Bayer hereby releases and forever discharges Auxilium, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns from any and all debts, liabilities, obligations, promises, covenants, contracts, endorsements, bonds, controversies, actions, causes of action, judgments, damages, expenses, claims and demands of any nature whatsoever, known or unknown, fixed or contingent, in law or in equity, which Bayer had, or now has, or hereafter can, shall or may have against Auxilium jointly, severally, or in the alternative, for, or by reason of, any matter or cause whatsoever arising from or related in any manner whatsoever to the Agreement. Bayer agrees that it will not assert any claim against any third party who might claim contribution or indemnity from Auxilium in respect of any of the matters released hereby.

Mr. Philip Blake

December 1, 2006

4. Except as to such rights, claims or obligations as may be created by this letter agreement, Auxilium hereby releases and forever discharges Bayer, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns from any and all debts, liabilities, obligations, promises, covenants, contracts, endorsements, bonds, controversies, actions, causes of action, judgments, damages, expenses, claims and demands of any nature whatsoever, known or unknown, fixed or contingent, in law or in equity, which Auxilium had, or now has, or hereafter can, shall or may have against Bayer jointly, severally, or in the alternative, for, or by reason of, any matter or cause whatsoever arising from or related in any manner whatsoever to the Agreement. Auxilium agrees that it will not assert any claim against any third party who might claim contribution or indemnity from Bayer in respect of any of the matters released hereby.

5. The parties agree that this mutual termination of the Agreement may be announced by each party prior to 9:30 AM Eastern Time on the fourth business day after execution by Bayer of this letter agreement. Bayer and Auxilium agree to provide each other with a draft copy of all announcements and press releases related to this mutual termination of the Agreement with adequate time to review and comment. Each press release, announcement or excerpt thereof which directly relates to this mutual termination shall be approved by the other party. Such approval shall not be unreasonably withheld. The parties agree not to take any action, or make or publish or cause others, including but not limited to, their respective officers, directors, employees, sales representatives and agents, to make or publish, any statement, whether orally or in writing and whether in print, electronic media or otherwise, which is inconsistent with the press releases or which libels, slanders or otherwise defames or disparages the other party, the Product, its business, management or its services or performance relating to the Product or which portrays the other party, its business, management or its services or performance relating to the Product in a false or misleading manner.

6. The provisions of Section 9.5 and 11.3 and Sections 6, 12, 13, 14, 15, 18, 19 and 20 of the Agreement shall survive through December 4, 2011.

7. This letter agreement constitutes the entire agreement between Bayer and Auxilium with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, discussions and negotiations. Its terms are contractual and not a mere recital. Bayer and Auxilium have executed this letter agreement voluntarily, after having obtained advice of counsel, and with a full and free understanding of its terms, which may not be changed except by a writing signed by both Bayer and Auxilium.

8. If any of the provisions, terms or clauses of this letter agreement are declared illegal, unenforceable, or ineffective in a legal forum, those provisions, terms, and clauses shall be deemed severable, such that all other provisions, terms and clauses of this letter agreement shall remain valid and binding upon all parties.

9. This letter agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania. In the event of a dispute relating to this letter agreement, the parties hereto agree to submit to the concurrent personal jurisdiction of the Courts located in Chester County, Pennsylvania and of the Superior Court of Justice of Ontario

Mr. Philip Blake

December 1, 2006

10. In the event any litigation relating to this letter agreement hereafter takes place, the prevailing party in such litigation shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees incurred in connection therewith.

11. This letter agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If this letter agreement is consistent with your understanding and if you are in agreement with all of its terms, please sign the enclosed copy of this letter and return it to me.

Auxilium Pharmaceuticals, Inc.

/s/ Armando Anido	Date:	December 1, 2006
Armando Anido
Chief Executive Officer and President

Bayer Inc.

/s/ Philip Blake	Dated:	December 6, 2006
Philip Blake
President